Exhibit 10.26

Joyce M. St. Clair
(312) 630-6636
JMS10@ntrs.com

January 23, 2019

Mr. Frederick H. Waddell
Chairman
Northern Trust Corporation
50 S. LaSalle
Chicago, IL 60603

Re:    Office Space and Support

Dear Rick:

This letter agreement sets forth the terms and conditions on which Northern Trust Corporation (the “Corporation”) agrees to provide you with office space and support staff following your retirement as an employee of the Corporation and its subsidiaries effective January 31, 2019.
For the period commencing immediately following your retirement as an employee on January 31, 2019, and ending on January 31, 2024 (which period shall be subject to extension for additional one year periods upon the mutual agreement of the parties hereto), the Corporation will provide you with the ability to use certain office space and other resources (“Post-Retirement Support”). With regard to office space, the space may be located at an office of the Corporation (other than 50 South LaSalle Street in Chicago) or in a rental property, at the Corporation’s discretion after consultation with you. With regard to other resources, the following Post-Retirement Support will be offered:

•	an administrative assistant who can assist you during normal working hours;

•	basic office supplies such as stationary, printer paper, and printer toner; and

•	basic office equipment such as personal computers, printers, telephones for you and the administrative assistant, with the Corporation to reimburse you for related telephone and internet expense.

Mr. Frederick H. Waddell
January 23, 2019
Page -2-

You should direct any requests for additional office supplies, office equipment, or other materials such as periodical subscriptions to the Corporation’s Chief Human Resources Officer who will determine whether such supplies, equipment, or materials are to be provided as part of the Post-Retirement Support.
From time to time during the term of this letter agreement, the Corporation may request that you make appearances or attend events on behalf of the Corporation. In the event that such request is agreed to and made, the Corporation will reimburse you, upon the receipt of appropriate documentation, for reasonable business expenses incurred by you in connection with complying with such requests (which expenses shall not include any air, lodging, limousine or other travel expenses unless authorized in advance by the Corporation’s Chief Human Resources Officer). Any such appearance shall be made by you in your individual capacity and not as an employee of or consultant to the Corporation; you will not be an employee of the Corporation or any subsidiary following your retirement.
You agree that following your retirement as an employee, effective January 31, 2019, you shall not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Corporation or its subsidiaries; you will have no authority over any employee or officer of the Corporation or its subsidiaries; and you will not hold yourself out as having such authority. You agree that you shall not at any time, whether during or after the term of this letter agreement, directly or indirectly disclose or use any Confidential Information of the Corporation or its subsidiaries. “Confidential Information” means all information regarding the clients of the Corporation or its subsidiaries, or regarding the current or planned business of the Corporation or its subsidiaries, which has not been made generally known to the public by authorized representatives of the Corporation or its subsidiaries. These confidentiality provisions shall survive any termination of this letter agreement and shall not be construed to limit any other similar obligations you have with respect to the Corporation or its subsidiaries pursuant to contract or applicable law.
During the term of this letter agreement, you shall not be newly engaged or appointed as an employee, director, owner (other than as holder or owner of less than 10% of the outstanding shares of any corporation the shares of which are publicly traded), consultant, or otherwise, without the written consent of the Corporation, in any line of business which is the same as any line of business then carried on by the Corporation or its subsidiaries. A consent must be requested in advance in writing by you and may be given upon authorization of the Corporation and be subject to such terms and conditions as the Corporation shall deem advisable.
To the extent that the Corporation determines that the Post-Retirement Support or other reimbursements described herein should be reported as imputed income to you that is subject to federal, state or local taxes, the Corporation will report such income to you and the appropriate taxation authority, and you understand and agree that you are solely responsible for and will pay such taxes; that the Corporation shall not be required to withhold or make any arrangements for the payment of such taxes; and while we do not anticipate this will be necessary, you will indemnify the Corporation in the event that the Corporation pays any taxes, penalties or other expenses on your behalf.

Mr. Frederick H. Waddell
January 23, 2019
Page -3-

In the event of your death or total disability, this letter agreement shall terminate as of the date of your death or total disability. Either you or the Corporation may terminate this letter agreement at any time by giving three (3) months written notice.
This letter agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Corporation to assign this letter agreement to a corporation succeeding to substantially all the assets or business of the Corporation, whether by merger, consolidation, acquisition or otherwise. This letter agreement shall be binding upon you, your heirs and permitted assigns and the Corporation, its successors and permitted assigns.
Please reflect your agreement to the terms and conditions set forth above by signing this letter agreement and the enclosed copy. Please return one copy of the letter agreement to the undersigned in the enclosed envelope.
Northern Trust Corporation

/s/ Joyce St. Clair
By: Joyce St. Clair
Its: Executive Vice President

Accepted and Agreed as of
This 23rd day of January 2019

/s/ Frederick H. Waddell
Frederick H. Waddell